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EXHIBIT 3.5

AMENDMENT TO BYLAWS OF

CALORIE MANAGEMENT SYSTEMS, INC.

(FORMERLY MAULT CALORIMETRY, INC.)

EFFECTIVE DECEMBER 9, 1999

ARTICLE II

DIRECTORS

        Section 1.    Number, Election, Tenure and Qualification.    The authorized number of Directors shall be three (3). Such number of authorized directors (and any subsequent number) may be changed from time to time by resolutions of the board of directors. The directors shall be elected at the annual meeting or at any special meeting of the stockholders, and each director elected shall hold office until his successor is elected and qualified, unless sooner displaced. Directors need not be stockholders. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office.

CERTIFICATE OF SECRETARY

        I hereby certify:

That I am the duly elected and acting Secretary of Calorie Management Systems, Inc. (formally Mault Calorimetry, Inc.), a Delaware corporation; and

        That the foregoing Amendment to the Bylaws comprising of one (1) page, is a true and correct copy of the Amendment to Bylaws of the corporation as duly adopted by approval of the Board of Directors on December 9, 1999.

IN WITNESS WHEREOF, I have hereunder subscribed my name this 9th day December, 1999.

/s/ SUSAN J. SKAER Susan J. Skaer, Secretary

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  EXHIBIT 3.5
AMENDMENT TO BYLAWS OF CALORIE MANAGEMENT SYSTEMS, INC. (FORMERLY MAULT CALORIMETRY, INC.) EFFECTIVE DECEMBER 9, 1999
ARTICLE II DIRECTORS
CERTIFICATE OF SECRETARY